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                                  EXHIBIT 99.1
                                FUTURELINK CORP.


                    FUTURELINK REACHES SETTLEMENT AGREEMENT


IRVINE, CALIF., APRIL 27, 2000 - FutureLink Corp. (Nasdaq: FTRL), C Me Run Inc. (OTC: CMER) and a number of related companies and individuals announced today that they have reached an amicable resolution of the claims between them advanced in the Court of Queen's Bench of Alberta. The parties have resolved their differences and all actions between them are in the process of being discontinued. The settlement did not involve any payment between CMe Run Inc. and FutureLink Corp.

ABOUT FUTURELINK
     FutureLink, The Application Utility Company(TM), is one of the founders of the Application Service Provider (ASP) industry and a founding member of the ASP Industry Consortium.

     FutureLink's ASP Division provides businesses with off-site, Internet-based computing. The company's Server-Based Computing Division builds application server farms and provides Microsoft and Citrix application server software integration services. With server-based computing solutions, FutureLink's customers manage their own server farms while utilizing FutureLink's consulting expertise. For more information, contact FutureLink toll-free at (877) 216-6001; e-mail: sales@futurelink.net; or visit the FutureLink Web site at http://www.futurelink.net.

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Forward-looking statements and comments in this news release are made pursuant to safe harbor provisions of the Securities Exchange Act of 1934. Such statements relating to, among other things, the prospects for the company, including the completion of any acquisition transaction or the achievement of future operating results, are necessarily subject to risks and uncertainties, some of which are significant in scope and nature. These risks may be further discussed in periodic reports and registration statements to be filed by the company from time to time with the Securities and Exchange Commission in the future.


FutureLink, the FutureLink logo and The Application Utility Company are trademarks and/or registered trademarks of FutureLink, Inc. All other products and services are the trademarks and/or registered trademarks of their respective owners.